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EXHIBIT 3.5


                         RECEIVABLES PURCHASE AGREEMENT

                            LEISURE HOMES CORPORATION

THIS RECEIVABLES PURCHASE AGREEMENT (the "Agreement") is entered into effective as of January 31, 2003 by and between RESORT FINANCE CORPORATION, a Delaware corporation having its principal place of business at 4 Marshall Street, North Adams, Massachusetts 01247 ("RFC") and LEISURE HOMES CORPORATION, a Nevada corporation having its principal place of business at 2280 Corporate Circle Drive, Henderson, NV 89074 (the "Seller").

                                   BACKGROUND
                                  -----------

     A. The Seller now owns certain consumer Receivables (as defined in PARAGRAPH 1 below) representing purchase money indebtedness of purchasers (each a "Purchaser") of deeded or, upon the satisfaction of certain conditions of payment, to be deeded timeshare unit weeks ("Property") located at one or more projects described on EXHIBIT A attached hereto (each a "Project" and collectively, the "Projects").

     B. The Seller desires to sell certain of the Receivables to RFC in accordance with the terms and conditions of this Agreement.

     C. RFC desires to purchase certain of the Receivables from the Seller in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, for and in consideration of the foregoing, and the covenants and agreements hereinafter set forth and other good and valuable consideration, the legal adequacy and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree:

1. DEFINITIONS, DEFINITION OF RECEIVABLE; SALE AND PURCHASE OF RECEIVABLES. (a) As used herein, the term "Receivable" shall mean each and every mortgage loan on a deeded timeshare unit week or mortgage loan on a specified unit week subject to a contract for deed in favor of a Purchaser, being the subject of the Receivable purchase by a Purchaser acquired by RFC pursuant to this Agreement, together with the related promissory note, instrument, installment sales contract, contract for deed, purchase contract, or other evidence of indebtedness executed and delivered by the Purchaser or any other Obligor (defined below) to evidence the obligation to repay indebtedness, each related mortgage, deed of trust, or other security instrument, if any, creating a first lien on the related Property (each a "Mortgage"), each other related instrument, document, guarantee, contract, or agreement of whatever nature evidencing or securing the indebtedness of the Purchaser and Obligor incurred in connection with the purchase of the related Property at a Project, and all payments, revenues, proceeds, property, contract rights, general intangibles, claims, title insurance policies, powers, benefits and remedies arising from, or in any way related to, any of the foregoing.

(b) Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer, assign and convey to RFC, and RFC hereby agrees to purchase from the Seller certain Receivables which meet the characteristics for eligibility set forth in PARAGRAPH 2 of this Agreement. The purchase of any Receivable by RFC hereunder is at the sole and absolute discretion of RFC. RFC shall have no obligation to purchase any Receivable or Receivables hereunder (i) if the Seller is in default of any of its obligations hereunder, (ii) if any of the representations or warranties of Seller in this Agreement are or become, prior to the Closing Date, inaccurate, or (iii) if RFC at its sole and absolute discretion elects not to purchase any particular Receivable.

(c) Notwithstanding anything herein or elsewhere to the contrary, RFC shall have no obligation to purchase any Receivables to the extent the aggregate outstanding principal balance of all Receivables purchased hereunder on the Closing Date (as defined below) would exceed $25,000,000 (the Receivables purchased on the Closing Date are herein referred to as the "Portfolio of Purchased Receivables"). This Agreement contemplates the purchase of one (1) portfolio of Receivables to be funded in one (1) closing. The closing and funding shall occur on or before February 14, 2003.

(d) Notwithstanding anything herein or elsewhere to the contrary, RFC will consider for purchase hereunder Receivables which possess the eligibility criteria and characteristics set forth in PARAGRAPH 2 of this Agreement and such other criteria and characteristics as RFC may require in its sole discretion. The approval of each of the Receivables to be purchased by RFC hereunder shall be at RFC's sole and absolute discretion.

(e) The  following  additional  definitions  shall  also be  applicable  to this
Agreement:

                  "Cut-Off Date" shall mean the date agreed to by the Seller and RFC as specified in the applicable Certificate and Request to Purchase for the closing and funding of the purchase of Receivables hereunder, which is the date before which all payments related to the applicable Receivables are for the account of the Seller and on and after which all payments related to the applicable Receivables are for the account of RFC.

                  "Delinquent Receivable" means any Receivable purchased by RFC which becomes at any time more than one hundred twenty (120) days contractually past due.

                  "Ineligible Receivable" means (i) any Receivable purchased by RFC hereunder with respect to which the representations and warranties set forth in PARAGRAPH 2 are not true, and (ii) any Receivable purchased by RFC hereunder with respect to which all real estate taxes due and payable with respect to the related Property have not been paid in full as of the applicable Closing Date, and with respect to which at any time after the applicable Closing Date the applicable taxing authority institutes a proceeding in the nature of a tax sale of the related Property involving such delinquent real estate taxes. If any Receivable purchased by RFC hereunder is or becomes an Ineligible Receivable and also is a Receivable with respect to which payments at any time become more than one hundred twenty (120) days past due, such Receivable shall be deemed to be an Ineligible Receivable with respect to which the Seller has an obligation to repurchase without any limitations, including any limitations set forth in PARAGRAPH 10(G).

                  "Material Default" shall mean any of the following: (i) the failure of the Seller to perform any of its obligations under PARAGRAPH 10 of this Agreement; (ii) the failure of the Seller or Guarantor to pay any sums owed to RFC under this Agreement or the Guarantee, including without limitation, in connection with any indemnity obligations owed to RFC; (iii) any representation or warranty made by the Seller or Guarantor in this Agreement, the Guarantee or any of the Purchase Documents shall have been false in any material respect; or
(iv) the Seller or Guarantor shall breach any covenant under this Agreement, the

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Guarantee or any of the Purchase Documents (other than the failures described in subparagraphs (i) and (ii) above), and such breach would reasonably be likely to have a material adverse affect on the financial condition or business of the Seller or Guarantor, or their ability to fulfill their obligations under this Agreement, the Guarantee or any of the Purchase Documents or the ability of RFC to collect the sums due under the Receivable.

2. ELIGIBLE RECEIVABLES. The Seller hereby represents and warrants to RFC that, as of the Closing Date of the purchase by RFC, each of the Receivables and the Portfolio of Purchased Receivables, in the aggregate, will satisfy all of the following criteria and characteristics, except for the specific items disclosed to RFC by the Seller and approved by RFC in the applicable Certificate and Request to Purchase executed by the Seller and approved by RFC:

(a) Each promissory note, purchase and sale agreement, mortgage, guaranty (if any), disclosure statements and all documents or agreements evidencing, securing or otherwise used by an Originator or signed by a Purchaser or any other Obligor (each of the foregoing, a "Receivable Document") for each Receivable is in the applicable form attached hereto as EXHIBIT B.

(b) Each Receivable Document has been duly executed and/or endorsed by the Purchaser, the Seller and/or any other person or entity that is obligated under the Receivable as the maker or otherwise (such Purchaser, maker or other person or entity obligated under the Receivable being referred to herein as an "Obligor"). Each Receivable Document represents the genuine, legal, valid and binding obligation of the applicable Obligor, enforceable against such Obligor by the holder of the Receivable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally, regardless of whether such enforcement is considered in a proceeding in equity or at law. Each party to the Receivable Documents had legal capacity at the time the Receivable was originated to enter into the Receivable and to execute and deliver the Receivable Documents. No fraud, omission, misrepresentation or similar occurrence with respect to a Receivable has taken place on the part of any person.

(c) The Receivable is not subject to and no Obligor has any right of rescission, set-off, recoupment, counterclaim or defense, including the defense of usury, whether or not arising out of transactions relating to the Receivable, and no Obligor has asserted either orally (to the best of the Seller's knowledge) or in writing any illegality, breach, defense, set off or counterclaim or otherwise disputed, contested or repudiated the Receivable or the sale of the related Property.

(d) Immediately prior to the purchase by RFC, the Seller shall be the sole owner of the Receivable, and the Seller shall have good, indefeasible and marketable title thereto, and full right to transfer and sell the Receivable to RFC, free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Receivable pursuant to this Agreement. Upon the sale of each Receivable, the Seller will have transferred and conveyed all right, title and interest in and to such Receivable to RFC free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim, or security interest.

(e) The related Mortgage has been duly executed, notarized and properly recorded in each jurisdiction necessary to make such Mortgage effective as a valid lien and creates a first priority lien on an estate in fee simple in the timeshare

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unit week to which it relates and is a valid,  subsisting and enforceable  first priority lien on the related Property, and the related Property is not subject to any other lien, mortgage, security interest claim or encumbrance. The related Property has not been released from the lien of the Mortgage, in whole or in part. The deed conveying fee simple title to the related Property to the applicable Purchaser has been duly executed, notarized and recorded in each jurisdiction necessary to make such deed effective as a conveyance of a timeshare unit week interest to each Purchaser.

(f) The solicitation, origination and servicing of the Receivable did not, and the terms and conditions of the Receivable as of any date do not contravene or violate any applicable laws, rules or regulations (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, real estate settlement procedures, disclosure, equal credit opportunity, fair debt collection practices and privacy) and no party to the related Receivable Documents is in violation of any such law, rule or regulation.

(g) The Receivable is denominated and payable in United States dollars in the United States and relates to a Property located in a Project.

(h) No Obligor is in default under the Receivable Documents and no payment, in whole or in part, on the Receivable is more than thirty (30) days past due. At no time has any payment, in whole or in part, on the Receivable been more than one hundred twenty (120) days past due.

(i) There are no proceedings or investigations pending or, to the best of Seller's knowledge, threatened (i) asserting the invalidity of the Receivable or
(ii) seeking to enforce the payment of the Receivable.

(j) The Receivable was originated by the Seller in the ordinary course of its business. The Receivable evidences a purchase money obligation incurred by the Purchaser solely for the purpose of financing the Purchaser's purchase of the related Property.

(k) The Receivable is entitled to be paid pursuant to the terms of the related Receivable Documents, has not been paid in full, released, cancelled, satisfied or subordinated. There is no outstanding agreement or commitment by the Seller to compromise, adjust, extend, satisfy, subordinate, rescind, or modify the Receivable. The Seller has not waived the performance by the Purchaser of any action, if the Purchaser's failure to perform such action would cause the Receivable to be in default, nor has the Seller waived any default resulting from any action or inaction by the Purchaser. There have been no amendments, modification, restatements or recasting of the Receivable which have cured an existing default under such Receivable or changed, at any time, the payment terms for the principal balance of such Receivable. The Receivable is not subject to any exchange or refund right or privilege whatsoever.

(l) No Obligor (i) was at the time the Receivable was originated or, to the Seller's knowledge, currently is subject to any bankruptcy, insolvency or reorganization law or proceeding, (ii) to the Seller's knowledge, is insolvent or unable to meet its financial obligations when due, or (iii) to the Seller's knowledge, has liabilities in excess of its assets.
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(m) The  Receivable  Documents,  including the Mortgage,  contain  customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Property of the benefits of the security provided thereby. There is no homestead or other exemption available to a Purchaser that would interfere with the right to sell the related Property at a trustee's sale or the right to foreclose the Mortgage. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Receivable in the event that the related Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(n) The related Purchaser paid a minimum cash or paid-in equity down-payment of at least ten percent (10%) of the original sales price of the acquisition of the Property giving rise to the Receivable.

(o) The Receivable provides for equal monthly payments which will fully amortize all principal and interest over the stated maturity (which maturity shall not exceed one hundred twenty (120) months from the date of origination of the Receivable). The Receivable is not subject to negative amortization and does not provide for a "balloon" payment at maturity.

(p) Except as provided herein, each Obligor is domiciled in the United States. Notwithstanding the foregoing sentence, up to ten percent (10%) of the Portfolio of Purchased Receivables may be from Obligors who are citizens or residents of Canada provided that each monthly payment of principal and interest is made in United States Dollars and is accomplished by automatic debit to a recognized bank card and the proceeds of such automatic debit are received directly by RFC or Seller on behalf of RFC.

(q) The Portfolio of Purchased Receivables has an average weighted FICO score of not less than 650 and except as provided herein, each Obligor has a FICO score of at least 550. Notwithstanding the foregoing sentence, up to ten percent (10%) of the Portfolio of Purchased Receivables may consist of Receivables whose Obligors have FICO scores of less than 550 provided that such Obligor has made at least twelve (12) payments on the corresponding Receivable.

(r) Each Obligor is a natural person.

(s) The average weighted interest rate accruing and payable on the Portfolio of Purchased Receivables is not less than 13% per annum.

(t) The Purchaser was furnished with a then current property report or disclosure statement which complied with all applicable disclosure requirements under applicable federal and state law and was approved by the applicable federal and state governmental agencies. All representations made by the Seller in connection with the sale of the applicable Property were accurate and complete.

(u) The document preparation fee charged to the Purchaser was not financed by the Receivable.

(v) The trial balance reports for the Portfolio of Purchased Receivables delivered by the Seller to RFC in connection with closing hereunder are true and complete.
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(w) With  respect to  Receivables  related to sales in the  Projects  located in
Colorado, the Seller has not collected or charged late charges in excess of amounts permitted under applicable law.

(x) The Receivable is generated from the sale of a one week deeded fee simple timeshare week interest in which transaction, Purchaser has obtained the benefit of an owner's policy of title insurance or Seller has purchased a loan policy of title insurance issued in the amount of the original principal balance of the applicable Receivable, showing the ownership of the deeded fee simple timeshare week interest in the name of Purchaser or Obligor and insuring the lien of the Mortgage to be validly recorded and of first lien priority and in the case of a loan policy being assignable by Seller without restriction or further cost. Such title insurance policies are substantially in the same form as the policies attached hereto as EXHIBIT C.

(y) As of the Closing Date, each Obligor will have made a minimum of four (4) scheduled monthly payments and the weighted average payments on the Portfolio of Purchased Receivables is not less than twenty-seven (27) months.

(z) Each Obligor has immediate access to a unit that has been developed to the specifications provided in the purchase contract and property disclosure statements which Obligor executed.

(aa) No Obligor is affiliated with or employed by Seller or Guarantor.

(bb) The maximum amount of principal remaining due from any Obligor on any Receivable is not greater than $20,000 and the maximum amount of principal due from any Obligor on all Receivables from such Obligor is not greater than $40,000, unless RFC shall have previously consented in writing to such variance.

(cc) RFC or its approved agent or custodian has received possession of the executed original documents constituting the Receivables in the Portfolio of Purchased Receivables, duly endorsed by Seller.

3. CLOSING DATE. The "Closing Date" with respect to the Receivables being purchased by RFC hereunder shall be the date determined by the Seller and RFC on which the purchase of such portfolio of Receivables shall occur and be funded, but shall not be later than February 14, 2003.

4. CONDITIONS PRECEDENT TO PURCHASE OF PORTFOLIO OF RECEIVABLES. As a condition to closing and funding the purchase of the Portfolio of Purchased Receivables, Seller shall deliver to RFC or its designee, the following items, all of which shall be in form and content acceptable to RFC:

(a) This Agreement fully executed and delivered by all parties hereto, with all Exhibits and Schedules attached hereto.

(b) A Guarantee (the "Guarantee") fully executed and delivered by Mego Financial Corp. ("Guarantor").

(c) A Master Servicing Agreement (the "Master Servicing Agreement") (with Mego Financial Corp. dba Leisure Industries Corporation to act as servicer and receive from RFC a fee for such act, provided that no default or Material Default has occurred or is in existence under the Master Servicing Agreement on the date a payment is due, in the amount of 1.5% per annum, payable monthly, of the remaining principal balance of the Portfolio of Purchased Receivables) and a Sub-Servicing Agreement (the "Sub-Servicing Agreement") (with Concord Servicing Corporation to act as subservicer), fully executed and delivered by all parties thereto, which shall provide that as of the Closing Date the collections with respect to each Receivable will be forwarded in accordance with such Master Servicing Agreement and Sub-Servicing Agreement and which will provide the terms and conditions for the remarketing and sale of Properties securing Receivables which have been purchased by RFC and which are in default and Properties which RFC, or its nominee, have acquired pursuant to foreclosures, deeds-in-lieu of foreclosure or the exercise of other rights and remedies under the Receivable Documents.

(d) Pay-off and release letters, immediately prior to the Closing Date, from FINOVA Capital Corporation and any other persons or entities having an interest in or to whom any of the Receivables being purchased by RFC are pledged or assigned, setting forth the pay-off and release payments required to release all pledges, assignments and liens against such Receivables, together with such releases, reassignments and reconveyances related to such Receivables as RFC may reasonably require. Such Releases, reassignments and reconveyances may be delivered in escrow pursuant to the terms of an escrow or bailment agreement as described in SUBPARAGRAPH (e) below. The reconveyance documents from FINOVA Capital Corporation must include a representation and warranty to the effect that FINOVA Capital Corporation has not assigned, sold, conveyed or pledged its right to said Receivable to any other person or entity.

(e) Escrow or bailment agreements fully executed and delivered by Seller, RFC, FINOVA Capital Corporation, such national title insurance company as is agreed to by RFC and Seller and such escrow agent or bailment party setting forth the terms and conditions regarding delivery and release of the applicable Receivables and related endorsements, releases and reconveyances.

(f) All real estate tax reports showing that all such taxes are currently paid with respect to the Receivables and the Projects, but only as to the Receivables located thereon listed on EXHIBIT A hereto.

(g)  Evidence  that  Seller  maintains  general  liability   insurance  coverage
satisfactory to RFC and that RFC has been named as an additional insured thereon with at least 30 days notice prior to cancellation.

(h) Evidence that Seller and Guarantor are duly organized, validly existing and in good standing in each of their jurisdictions of organization.

(i) Evidence that the execution and delivery of this Agreement by the Seller, the Guarantee by Guarantor and all documents collateral thereto to which the Seller and the Guarantor are a party and all transactions contemplated hereunder have been approved by all necessary corporate action of the Seller and Guarantor, together with an incumbency certificate for the authorized signatories of Seller and Guarantor.

(j) An executed attorney opinion letter or letters from counsel for the Seller and the Guarantor in form and substance reasonably satisfactory to RFC, and covering such matters relating to the Seller, the Guarantor, the Properties, the Projects and the Receivables, as RFC and its counsel may reasonably require, including, without limitation, the validity and enforceability of the Receivable Documents, the status of RFC as holder-in-due course and mortgagee by assignment and the "true sale" nature of the transactions contemplated hereunder.

(k) Except for the specific document deficiencies disclosed to RFC by the Seller and approved by RFC in the applicable Certificate and Request to Purchase executed by the Seller and approved by RFC, with respect to each Receivable, the documents specified on EXHIBIT D hereto and all other Receivables Documents

(l) UCC-1 Financing Statements authorized by Seller to be filed in favor of RFC related to the Receivables being purchased in proper form for filing with the Secretary of State of Nevada.

(m) Completed judgment, tax lien, UCC, bankruptcy and litigation searches against Seller and Guarantor in all jurisdictions deemed necessary by RFC, with results acceptable to RFC.

(n) A Certificate and Request to Purchase duly executed by the Seller and approved by RFC which shall include a list of all Receivables to be sold to RFC on the Closing Date and constituting the Portfolio of Purchased Receivables.

(o) Such other certificates, agreements, assurances and documents as may be required by law or as RFC may advise Seller that it will require prior to consummation of the purchase.

(p) Seller shall have paid RFC all fees and all RFC Expenses then due and payable hereunder.

(q) Seller and Guarantor have delivered to RFC a remarketing agreement whereby Seller and Guarantor have agreed to remarket or repurchase any timeshare unit week which has come into the possession of RFC whether by default or otherwise and which timeshare unit week was a part of the original sale of the Portfolio of Purchased Receivables.

(r) An assignment of each Mortgage related to each Receivable included in the Portfolio of Purchased Receivables.

5. PURCHASE PRICE AND SECURITY INTEREST GRANT. The purchase price (the "PURCHASE PRICE") for the Portfolio of Purchased Receivables to be purchased by RFC shall be equal to one hundred percent (100%) of the principal balances of all Receivables having an interest rate of twelve percent (12%) or greater and otherwise meeting the criteria set forth in Section 2 above plus such discounted amount with respect to all other Receivables meeting the criteria set forth in
Section 2 above as is necessary to yield to RFC a twelve percent (12%) discounted rate of return, less the following:

(a) a transaction fee to RFC of one percent (1%) of the aggregate principal balance of the Portfolio of Purchased Receivables being purchased by RFC as of the Cut-Off Date, which the Seller hereby agrees is due and payable to RFC; plus

(b) all RFC Expenses related to the transactions contemplated hereunder, which the Seller hereby agrees are due and payable to RFC; plus

(c) a wiring fee payable by the Seller to RFC of $35.00 per each wire transfer of funds made by RFC to or at the direction of the Seller; plus

(d) a file transfer fee of $25.00 per Receivable file transferred to RFC as a part of the Portfolio of Purchased Receivables; plus

(e) the Reserve (as defined in Section 6 below).

         The Seller hereby grants to RFC a security interest in all of the Seller's right, title and interest in and to all of the Receivables, the Portfolio of Purchased Receivables and all payments derived from the Receivables and all general intangibles related thereto purchased by RFC hereunder and the Reserve, as collateral security for all of the Seller's and Guarantor's obligations to RFC now existing or hereafter arising under this Agreement or under the Guarantee.

6. THE RESERVE. Fifteen percent (15%) of the aggregate principal balances of the Portfolio of Purchased Receivables shall be the Reserve. RFC shall hold the Reserve which shall be interest bearing, with interest credited to the Reserve on the first business day of each calendar month, at the per annum rate of interest published in the Wall Street Journal (Eastern Edition) under the designation "Money Rates" and described as "London Interbank Offered Rates" for a one month period ("30-day LIBOR"). If such rate is no longer published or available, RFC will choose a substitute rate based upon an index utilizing reasonably comparable information. Such interest rate shall fluctuate monthly and be reset on the first day of each calendar month based on the 30-day LIBOR in effect on such date.

         RFC shall hold the full amount of the Reserve as collateral security for the prompt payment and performance of the Portfolio of Purchased Receivables subsequent to the satisfaction by Seller and Guarantor of their direct recourse repurchase obligations as is more particularly set forth in Paragraph 10 hereof. Provided that no default or Material Default has occurred by Seller hereunder or by Guarantor under the Guarantee, RFC will, commencing on March 31, 2004 and continuing until the last day of each calendar quarter thereafter, release such amount of the Reserve then being held by RFC as is in excess of One Hundred Ten percent (110%) of the then existing principal balances of the remaining Receivables in the Portfolio of Purchased Receivables. RFC may deduct from the Reserve, any sums due to RFC and not paid by Seller or Guarantor pursuant to PARAGRAPH 10 hereof and may also deduct from the Reserve all sums due as a result of Delinquent Receivables which are in excess of the maximum amount of repurchase due from Seller in the event that Seller has honored its obligations under Paragraph 10 hereof. The Reserve, or remaining balance thereof, will be released to Seller when RFC has recovered the Purchase Price, all principal and all contractual interest on all Receivables included in the Portfolio of Purchased Receivables and all fees, costs and expenses due to it in full in good funds. Nothing contained herein shall prohibit Seller and RFC from discussing and agreeing to a reduction of the Reserve on and after March 31, 2004 in excess of that provided for herein should the Portfolio of Purchased Receivables perform with a decreased default and delinquency rate from that anticipated by RFC in its consideration of making the purchase hereunder.

7. WARRANTIES AND REPRESENTATIONS. To induce RFC to execute this Agreement and to purchase Receivables pursuant to this Agreement, the Seller makes the following warranties and representations to RFC and its successors and assigns, each of which is true and correct as of the date of this Agreement and as of the Closing Date, with the understanding that all of the warranties and representations contained herein shall survive the closing of the purchase and sale of Receivables hereunder:

(a) The Seller is duly organized, validly existing and in good standing under the laws of the state of Nevada and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller and its business and operations are in compliance in all material respects with all applicable federal, state and local laws and regulations. The Seller has the full corporate power, authority and legal right to hold, transfer and convey the Receivables and to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and to which the Seller is a party have been duly and validly authorized by all necessary corporate action. This Agreement and all agreements contemplated hereby and to which the Seller is a party have been duly executed and delivered by the Seller and constitute the valid, legal, binding and enforceable obligations of the Seller, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally, regardless of whether such enforcement is sought in a proceeding in equity or at law.

(b) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment, and conveyance of Receivables by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(c) Neither the execution and delivery of this Agreement, the sale of Receivables to RFC, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's organizational documents or any injunction, writ, restraining order or legal restriction or any material agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of RFC to realize on any Receivables purchased by RFC pursuant to this Agreement or impair the value of any Receivables purchased by RFC pursuant to this Agreement.

(d) The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

(e) The Seller is solvent and the sale of Receivables pursuant to this Agreement will not cause the Seller to become insolvent. The Seller is paying its debts as they become due. The Seller, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business. The sale of the Receivables pursuant to this Agreement is not undertaken with the intent to hinder, delay or defraud any of the Seller's creditors.

(f) There is no action, suit, proceeding, or investigation pending or, to the best of Seller's knowledge, threatened against the Seller which, either in any one instance or in the aggregate, would, if decided adversely to the Seller, be reasonably likely to result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or which would draw into question the validity of this Agreement or any Receivables purchased by RFC pursuant to this Agreement or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement. EXHIBIT E accurately sets forth all pending claims and litigation of a material nature against Seller and/or Guarantor.

(g) No consent of any other person or entity and no consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery or performance by the Seller of or compliance by the Seller with this Agreement or the sale of the Receivables pursuant to this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization, order, registration or filing has been obtained or made prior to the Closing Date.

(h) All information heretofore or contemporaneously herewith furnished by or on behalf of the Seller or the Guarantor to RFC in connection with this Agreement or any related document or any transaction contemplated hereby is true and accurate in every material respect on the date as of which such information is dated or certified. None of such information is incomplete by omitting to state any material fact necessary to make such information not misleading.

(i) The Guarantor has delivered to RFC (i) the audited, consolidated financial statements of the Guarantor and its subsidiaries for the fiscal year ended August 31, 2001 and for the 4-month period ended December 31, 2002, and (ii) the unaudited, consolidated financial statements of the Guarantor and its subsidiaries for the 9-month period ending September 30, 2002. All of such financial statements fairly present the pertinent results of operations and changes in financial position for such periods and the financial position at the end of each such period of the Guarantor and the Guarantor's subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no material adverse change in the business, operations, financial condition, properties or assets of the Seller or the Guarantor since September 30, 2002.

(j) The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Receivables to RFC pursuant to this Agreement.

(k) The Seller has determined that the disposition of the Receivables pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes.

(l) With respect to each Receivable purchased by RFC pursuant to this Agreement:

(i) The related Property and Project is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to affect materially and adversely the value of the Property as security for such Receivable or the use for which the Property was intended;

(ii) There have not been any condemnation proceedings with respect to the Property or the Project and the Seller has no knowledge that any such proceedings are reasonably expected to be commenced in the future;

(iii) The Seller has no knowledge of any circumstances existing that could reasonably be expected to materially and adversely affect the value or the marketability of such Receivable or the related Property; and

(iv) No utilities, improvements (including, without limitation, any subdivision) or amenities to the related Property or Project which Seller has represented to or covenanted with the Purchaser to complete have not been completed in compliance with all applicable laws, rules and regulations.

(m) The Seller possesses all permits, authorizations, licenses, approvals, waivers and consents, without unusual restrictions or limitations, necessary to own, develop and operate the Projects, sell timeshare unit interests in the Projects, finance such timeshare unit interest sales and conduct its business as currently conducted, all of which are in full force and effect.

(n) To the Seller's knowledge, the ownership and use of each Project has been conducted in compliance in all material respects with all applicable federal, state, and local laws, rules, regulations and ordinances relating to environmental matters ("Environmental Laws"). To the Seller's knowledge, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance by any person on, under, about or from the Projects, or any actual or threatened litigation or claims of any kind by any person relating to such matters. The Seller hereby (i) releases and waives any future claims against RFC for indemnity or contribution in the event the Seller becomes liable for cleanup or other costs under any Environmental Law which claims are related to the time prior to the Closing Date, and (ii) agrees to indemnify and hold harmless RFC, its successors and assigns, against any and all claims, losses, liabilities, damages, penalties, and expenses which RFC, its successors and assigns, may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal or release occurring with respect to the Projects prior to the date hereof, whether or not the same was or should have been known to the Seller. The provisions of this paragraph of the Agreement, including the obligation to indemnify, shall survive the repayment of the Receivables, termination or expiration of this Agreement and shall not be affected by RFC's acquisition of any interest in any of the Property, whether by foreclosure or otherwise.

(o) All tax returns and reports of the Seller that were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by the Seller in good faith and for which adequate reserves have been provided.

                  (p) Each employee benefit plan as to which the Seller may have any liability complies in all material respects with all applicable legal requirements and regulations, and (i) no Reportable Event nor Prohibited Transaction (as defined in the Employee Retirement Income Security Act, as amended) has occurred with respect to any such plan, (ii) the Seller has not withdrawn from any such plan or initiated steps to do so, (iii) no steps have been taken to terminate any such plan, and (iv) there are no unfunded liabilities other than those previously disclosed to RFC in writing.

                  (q) The Seller's principal place of business is at the address set forth above and the Seller's chief executive office is at 1645 Village Center Circle, Suite 200, Las Vegas, Nevada 89134. The Seller does not conduct and has not conducted its business through any other name or trade name or been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any other person, except Preferred Equities Corporation.

                  (r) Upon completion of the purchase of any Receivables pursuant to this Agreement, the Seller will have no material indebtedness for borrowed money outstanding, except as set forth on EXHIBIT F attached hereto. Except as described on EXHIBIT F attached hereto, there are no defaults existing under the terms of such indebtedness.

         The Seller understands and agrees that RFC, without independent investigation, is relying upon the above representations and warranties in purchasing Receivables from the Seller.

8. PROTECTIVE COVENANTS. So long as any of the Receivables purchased by RFC pursuant to this Agreement remain outstanding, the Seller shall:

(a) Upon the request of RFC or RFC's assigns, do everything reasonably necessary or which is commercially reasonable to put RFC in a position to enforce the payment of all of such Receivables (including the execution of separate endorsements and absolute assignments) or to exercise all other rights and remedies with respect to such Receivables;

(b) Take no actions which are inconsistent with RFC's purchase of such Receivables hereunder and take all actions as may reasonably be requested to further prove and demonstrate RFC's definitive purchase and the Seller's definitive sale of such Receivables pursuant hereto;

(c) Upon the request of RFC, execute or cause the execution, acknowledgment and delivery of such further instruments (including, without limitation, declarations of no set-off) and do such further acts as RFC may reasonably deem necessary, desirable or proper to carry out more effectively or otherwise further the purposes of this Agreement;

(d) Not take any action with respect to any Receivable purchased by RFC pursuant to this Agreement which is inconsistent with the provisions and the purpose of this Agreement or which would be reasonably likely to impair any of the rights of RFC in the Receivables purchased by RFC pursuant to this Agreement or any of the Receivable Documents related thereto;

(e) Not solicit any Purchaser to refinance any performing Receivable purchased by RFC pursuant to this Agreement with another lender without the express written consent of RFC, provided however, that this covenant shall not prohibit Seller from soliciting a Purchaser to upgrade its timeshare interval interest to a more frequent use or larger unit size provided that RFC is paid off in full in connection with the sale of such upgraded interest;

(f) Cooperate after the Closing Date with RFC in good faith and in accordance with reasonable commercial standards in connection with any litigation or other disputes that might arise in connection with or in enforcement of any or all of the Receivables purchased by RFC pursuant to this Agreement, and take no actions of whatever nature which might have a negative impact upon the continuing payment or performance of such Receivables;

(g) Promptly endorse and deliver to RFC any funds received by the Seller as payment on any Receivable purchased by RFC pursuant to this Agreement subsequent to the agreed upon Cut-Off Date; and

(h) Satisfy all obligations owed to Purchasers.

9. AFFIRMATIVE COVENANTS. As long as any Receivable purchased by RFC hereunder remains outstanding or the Seller has any indemnity obligations hereunder, the Seller will, unless RFC shall otherwise consent in writing:

(a) Comply, except to the extent that such failure to comply does not have a material adverse effect on the financial condition, business or operations of the Seller or the Seller's ability to fulfill its obligations under this Agreement, with all laws, rules, regulations and orders applicable to the Seller, its business or properties, including each Project, and including, without limitation, to the extent applicable: (i) the Consumer Credit Protection Act; (ii) Regulation Z of the Federal Reserve Board; (iii) the Equal Credit Opportunity Act; (iv) Regulation B of the Federal Reserve Board; (v) the Federal Trade Commission 3-day cooling off rule for Door-to-Door Sales; (vi) Section 5 of the Federal Trade Commission Act; (vii) the Interstate Land Sales Full Disclosure Act; (viii) federal postal laws; (ix) all applicable state and federal securities laws; (x) applicable usury laws; (xi) all applicable trade practices, home and telephone solicitation, sweepstakes, anti-lottery and consumer credit and protection laws; (xii) all applicable real estate sales licensing, disclosure, reporting and escrow laws; (xiii) the Americans with Disabilities Act and related accessibility guidelines; (xiv) the Real Estate Settlement Procedures Act; (xv) all amendments to and rules and regulations promulgated under the foregoing acts or laws; (xvi) all other applicable federal statutes and the rules and regulations promulgated thereunder; and (xvii) all other material legal restrictions, contracts and agreements governing or affecting each Project, the Seller or its business or operations, including, without limitation, zoning, environmental and other land use laws and regulations, subdivision map acts, and real estate syndication acts.

(b) Furnish to RFC: (i) the statements and financial information relating to the Seller and the Guarantor as set forth on EXHIBIT G hereto and such other information as RFC may from time to time reasonably request, such information to be provided within five (5) business days from the date of the request; and (ii) as soon as possible but in no event later than five (5) days after Seller receives notice of or has actual knowledge of the occurrence of any Material Default (as defined in this Agreement) a statement of an authorized officer of the Seller setting forth the nature and period of existence of such Material Default and the action which the Seller or the Guarantor has taken and proposes to take with respect thereto.

(c) Promptly inform RFC in writing of (i) all material adverse changes in the business, properties or financial condition, of the Seller or the Guarantor and
(ii) all litigation, claims, investigations, administrative proceedings, arbitration's, alternate dispute resolution proceedings or similar actions affecting the Seller which, if determined adversely to the Seller, would be reasonably likely to materially and adversely affect the financial condition, business or operations of the Seller or its ability to fulfill its obligations under this Agreement.

(d) Maintain at the Seller's principal office at 2280 Corporate Circle Drive, Henderson, NV 89074 or at Seller's chief executive office at 1645 Village Center Circle, Suite 200, Las Vegas, Nevada 89134, all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, books, ledgers, records and other information and data relating to each Project (collectively, the "Records"). The Seller shall permit employees or agents of RFC at any reasonable time upon reasonable prior notice to the Seller and during regular business hours, to (i) examine or audit any and all Records and to make copies thereof, and (ii) visit and inspect each Project. Provided that no Material Default has occurred and is then continuing, RFC shall limit such audits and inspections with respect to which the Seller is obligated to pay the costs and expenses, to one in each calendar year.

(e) Maintain the Seller's books and records in accordance with generally accepted accounting principles.

(f) Maintain and keep in full force and effect its separate legal existence and all material rights, licenses, permits, authorizations, approvals, waivers, consents and franchises necessary to the proper conduct of its business and not enter into any merger or consolidation unless the Seller is the surviving entity or the surviving entity assumes the obligations of the Seller hereunder and such merged or consolidated entity has a net worth of not less than One Hundred Ten (110%) percent of the net worth of Seller prior to such merger or consolidation. The Seller shall not change its state of organization and shall not establish any new place of business or chief executive office until the Seller shall have given to RFC not less than 45 days' prior written notice of the Seller's intention to do so.

(g) Maintain liability insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by persons or companies engaged in similar businesses and owning similar properties as the Seller.

(h) Comply in all material respects with all applicable Environmental Laws. The Seller shall furnish to RFC promptly but in no event later than ten (10) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other material communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on the Seller's part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

(i) Pay to RFC all RFC Expenses promptly upon demand therefor. As used herein, "RFC Expenses" means all costs, fees and expenses paid, incurred or advanced by RFC in connection with this Agreement, the Guarantee and the Certificates and Requests to Purchase related hereto (collectively, the "Purchase Documents") or otherwise required to be paid by the Seller under any Purchase Document or pursuant to any other agreement executed in connection with any Purchase Document, whether paid, incurred, advanced or accrued prior to or after any Closing Date, including, without limitation: fees, costs and expenses of outside counsel to RFC and fee, costs and expenses incurred to conduct judgment, tax lien, UCC, bankruptcy and litigation searches and credit bureau searches; all filing and recording costs and expenses; fees, costs and expenses incurred by RFC in connection with any title report or title insurance relating to title problems existing as of the applicable Closing Date and affecting the Receivables purchased by RFC pursuant to this Agreement as of such Closing Date; fees, costs and expenses paid or incurred by RFC to correct any Material Default or enforce any provision of any Purchase Document; fees, costs and expenses paid or expenses of third party claims or any other suit paid or incurred by RFC in preparing, enforcing or defending any Purchase Document or any of the Receivable Documents with respect to which the Seller has a repurchase obligation which has accrued and which the Seller has not repurchased; costs and expenses to obtain certified copies of any Mortgages if the originals of such Mortgages were not delivered by the Seller to RFC in connection with the purchase of the Receivables by RFC and RFC requires such certified copies in connection with any sale or pledge by RFC of the applicable Receivable or in connection with the enforcement of any right or remedy against the applicable Obligor or Property; and RFC's reasonable attorney's fees, costs and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including reasonable attorney's fees and expenses incurred in connection with an insolvency proceeding concerning the Seller or the Guarantor), settling, defending, or concerning any Purchase Document, irrespective of whether suit is brought. Notwithstanding the foregoing, the Seller shall have no obligation to reimburse RFC (i) for attorney's fees, costs and expenses related to enforcement actions by RFC as a result of an alleged Material Default by the Seller, if it is later determined by a court of competent jurisdiction that a Material Default did not in fact then exist, or
(ii) for attorney's fees, costs and expenses related to a claim against the Seller by RFC if Seller prevails on such claim as determined by a court of competent jurisdiction.

(j) Comply in all material respects with the terms of any material instrument or agreement affecting any Project.

(k) Account for the transfer of the Receivables purchased by RFC pursuant to this Agreement as a sale on the books and records of the Seller.

10. RECOURSE TO THE SELLER.

(a) All Receivables purchased by RFC hereunder are sold by the Seller to RFC without recourse, except to the extent provided herein. To the extent provided herein and subject to the limitations set forth herein, RFC shall have the right to require the Seller to repurchase Delinquent Receivables and Ineligible Receivables at the Repurchase Price. Subject to the notice and cure provisions for Ineligible Receivables set forth in this PARAGRAPH 10, and to the limitations of liability also set forth in this PARAGRAPH 10 with respect to Delinquent Receivables, the Seller shall repurchase the Delinquent Receivable and the Ineligible Receivable at a price (the "Repurchase Price") equal to the then outstanding principal amount of the applicable Delinquent Receivable or Ineligible Receivable together with all accrued and unpaid interest, late charges and any charges for checks returned for insufficient funds accrued through the date of repurchase.

(b) For each  Ineligible  Receivable,  the Seller  shall have a period of twenty
(20) days after notice by RFC that a Receivable purchased by RFC pursuant to this Agreement is an Ineligible Receivable in which to cure, to RFC's reasonable satisfaction, the circumstances which have caused such Receivable to become an

Ineligible Receivable, PROVIDED THAT, the Seller shall have no right to cure if such circumstances are not reasonably capable of being cured in RFC's sole discretion exercised in good faith. In the event that the Seller is unable to cure such circumstances within the cure period (if applicable), then the Seller shall repurchase such Ineligible Receivable and pay to RFC the Repurchase Price for such Ineligible Receivable within ten (10) days after the expiration of such cure period. If the Seller does not have the right to cure such circumstances, then the Seller shall repurchase such Ineligible Receivable and pay to RFC the Repurchase Price for such Ineligible Receivable within ten (10) days after notice of ineligibility by RFC has been given to the Seller.

(c) For each Receivable which at any time becomes a Delinquent Receivable, the Seller shall have no right to cure such delinquency by the payment of any sums due thereon or otherwise, and, subject to the limitations set forth in PARAGRAPH 10(F) of this Agreement, the Seller shall repurchase such Delinquent Receivable and pay to RFC the Repurchase Price for such Delinquent Receivable within ten
(10) days after the date on which the Seller receives notice from RFC that such Receivable has become a Delinquent Receivable.

(d) In the event the Seller fails to repurchase a Delinquent Receivable or an Ineligible Receivable within the applicable time period as provided above, then the Seller shall thereafter be obligated to pay RFC interest on the unpaid Repurchase Price until the Delinquent Receivable or the Ineligible Receivable is repurchased, at a rate equal to the prime rate in effect, from time to time (as reported in the Wall Street Journal) plus three percent (3%) compounded monthly. RFC shall be entitled to take all other actions and to exercise all other remedies in relation to the Receivables purchased by RFC pursuant to this Agreement and the Seller which might be available to RFC under this Agreement or which otherwise might be available under law or at equity. Consistent with the sale and purchase of Receivables as set forth herein, all sums and/or property realized by RFC through its collection and enforcement of the Receivables purchased by RFC pursuant to this Agreement shall be the sole and exclusive property of RFC and the Seller shall have no rights, title and/or interest in and to such proceeds and recognizes that RFC may resell the subject property without regard to price, method, place or purchaser.

(e) Upon the repurchase of any Delinquent Receivable or Ineligible Receivable hereunder, and assuming that a Material Default does not then exist, RFC shall convey and transfer the Delinquent Receivable or the Ineligible Receivable together with all other applicable Receivable Documents back to the Seller, without recourse or representation or warranty of whatever nature, (except that RFC is retransferring to the Seller such right, title and interest in the Delinquent Receivable or Ineligible Receivable as RFC received from the Seller, free and clear of any liens created by RFC). If a Material Default exists, RFC may retain all Delinquent Receivables and Ineligible Receivables with respect to which the Seller has paid the applicable Repurchase Price, and all payments thereon and RFC shall apply such payments towards the obligations of the Seller under this Purchase Agreement or, if no such obligations are then due and payable, hold such payments as collateral therefor. Upon the repayment in full of all obligations of the Seller under this Agreement and the repayment in full of all Receivables (other than the Delinquent Receivables or Ineligible Receivables with respect to which the Seller has paid the applicable Repurchase Price), RFC will release to the Seller any payments then held by RFC as collateral pursuant to the immediately preceding sentence and shall convey and transfer to the Seller any Delinquent Receivables and Ineligible Receivables then held by RFC with respect to which the Seller has paid the applicable
Repurchase Price in accordance with the reassignment provisions of the first sentence of PARAGRAPH 10(E).

(f) The Seller waives notice, protest, demand for payment and all other notices and demands to which it may otherwise be entitled in connection with its obligations hereunder and consistent with the sale and purchase of Receivables as set forth herein, and understands and agrees that RFC may (without the Seller's consent or notice), but is not obligated to, renew, extend, accelerate, accept partial payments on, liquidate, postpone, modify, amend, release, settle, adjust, compromise (in full or in part) any Delinquent Receivable or Ineligible Receivable (prior to repurchase by the Seller) without affecting the Seller's repurchase or other obligations under this Agreement. Notwithstanding the foregoing, if (prior to notice from RFC to the Seller that a Receivable purchased by RFC pursuant to this Agreement has become a Delinquent Receivable or an Ineligible Receivable) RFC renews, extends, accelerates, accepts partial payments on, liquidates, postpones, modifies, amends, releases, settles, adjusts or compromises such Delinquent Receivable or Ineligible Receivable in a commercially unreasonable manner, and such action by RFC results in a material increase in the loss that would reasonably be likely to occur related to such Receivable, then the Seller shall not be obligated to repurchase such Delinquent Receivable or Ineligible Receivable. If RFC has requested that the Seller repurchase a Delinquent Receivable or Ineligible Receivable with respect to which the Seller is obligated to repurchase and the Seller fails to repurchase the Delinquent Receivable or Ineligible Receivable, then any action taken by RFC with respect to such Delinquent Receivable or Ineligible Receivable shall not adversely affect the Seller's recourse or repurchase obligations hereunder.

         Notwithstanding anything herein to the contrary, the aggregate maximum amount of Repurchase Prices which the Seller is obligated to pay for Delinquent Receivables under PARAGRAPH 10 of this Agreement shall be limited to ten percent (10%) of the aggregate principal balances of the Portfolio of Purchased Receivables on the Closing Date. Thereafter, Delinquent Receivables shall be repurchased from any sums remaining from time to time in the Reserve.

(g) Notwithstanding anything herein or elsewhere to the contrary, there shall be no limitation with respect to Seller's obligations to repurchase and pay all Repurchase Prices with respect to Ineligible Receivables. Any repurchases of Ineligible Receivables shall not reduce or in any way limit Seller's obligations to repurchase Delinquent Receivables under this PARAGRAPH 10.

(h) The Seller hereby acknowledges that RFC may look to each and every asset of the Seller, including but not limited to the Reserve, for payment of the Seller's obligations under PARAGRAPH 10.

11. RELATIONSHIP OF PARTIES. The relationship between the Seller and RFC is and shall be that of a seller and purchaser, not a debtor-creditor relationship. Neither this Agreement nor the performance hereof shall be deemed as creating a joint venture or a partnership between the Seller and RFC or any employer-employee, agency or other relationship of any nature. The transfer of each Receivable to RFC hereunder constitutes an outright sale and assignment, negotiated at arm's length, by the Seller to RFC of all of the Seller's legal and equitable ownership interest in such Receivables and in no way shall any such transfer be construed as an extension of credit by RFC to the Seller or any Obligor. RFC does not in any respect assume or incur any obligation or liability of the Seller to any Purchaser, related to access, water services, sewer services or other matters related to the development of the Projects. RFC shall not be responsible for the acts or duties of the Seller, its agents or employees, in soliciting Purchasers or Obligors, taking credit applications or otherwise whatsoever.

12. NOTICES. Any notice permitted, required or desired to be given in connection with this Agreement shall be in writing and directed to the parties at the respective addresses set forth below (or at such other address as a party hereto may designate in writing) and tendered by personal delivery or by the U.S. mail, registered or certified, return receipt requested:

         For RFC:         Resort Finance Corporation
                          4 Marshall Street
                          North Adams, Massachusetts  01247
                          Attention: Tom Perrott, Vice President

         For the Seller:  Leisure Homes Corporation
                          2280 Corporate Circle Drive
                                   Henderson, NV  89074
                          Attention:  Dana Myers

         With a copy to:  Leisure Homes Corporation
                          1645 Village Center Circle, Suite 200
                                   Las Vegas, NV  89134
                          Attention: General Counsel

13. INDEMNIFICATION. To the fullest extent permitted by law, the Seller agrees to indemnify and hold harmless RFC, and RFC's officers, directors, shareholders, agents and employees (each an "Indemnitee"), from and against any and all liability, loss, damage, cost, or expense, including court costs and reasonable attorney's fees, that any Indemnitee may hereafter suffer, incur, pay or lay out or in any manner be held liable for, by reason of any breach, default, misstatement or misrepresentation, warranties, or representations of the Seller contained in this Agreement or any other Purchase Documents, or by reason of any breach or default by the Seller, or any of the Seller's employees, officers or agents, in the performance of any duties, covenants or obligations arising under this Agreement or any other Purchase Documents. In this connection, but without limitation, the Seller agrees to reimburse any Indemnitee promptly upon demand for any payments made or losses suffered by such person with respect to any liability, damage, loss or claim to which the foregoing indemnity relates. The Seller's obligation to indemnify under this paragraph shall survive payment of the Receivables purchased by RFC pursuant to this Agreement and the termination or expiration of this Agreement.

14. RIGHTS OF RFC. The Seller acknowledges that RFC, or any individual or entity nominated by RFC, may from time to time:

(a) Notify any and all Purchasers that the Receivables purchased by RFC pursuant to this Agreement have been sold by the Seller to RFC.

(b) Renew, extend, accelerate, accept partial payments on, liquidate, postpone, modify, amend, release, settle, adjust or compromise, on terms acceptable to RFC, in whole or in part, the Receivables purchased by RFC pursuant to this

Agreement and any amounts owing thereon or any guaranties or security therefore. Notwithstanding the foregoing, if (prior to notice from RFC to the Seller that a Receivable purchased by RFC has become a Delinquent Receivable or Ineligible Receivable) RFC renews, extends, accelerates, accepts partial payments on, liquidates, postpones, modifies, amends, releases, settles, adjusts or compromises such Receivable in a commercially unreasonable manner and such action by RFC results in a material increase in the loss that would reasonably be likely to occur related to such Receivable, then the Seller shall not be obligated to repurchase such Receivable if it becomes a Delinquent Receivable or an Ineligible Receivable. If RFC has requested that the Seller repurchase a Delinquent Receivable or an Ineligible Receivable with respect to which the Seller is obligated to repurchase and the Seller fails to repurchase the Delinquent Receivable or the Ineligible Receivable, then any action taken by RFC with respect to such Delinquent Receivable or Ineligible Receivable shall not adversely affect the Seller's recourse or repurchase obligations hereunder.

(c) Endorse, in the name of Seller, all checks, drafts, money orders, instruments and other evidences of payment relating to the Receivables purchased by RFC pursuant to this Agreement.

(d) Receive and open all mail addressed to the Seller related to the Receivables purchased by RFC and notify the postal authorities to change the address for delivery thereof to such address as RFC may designate, and retain any and all materials of any nature whatsoever related to such Receivables.

(e) Exercise all other rights, powers and remedies of an owner of the Receivables purchased by RFC pursuant to this Agreement.

         The Seller further acknowledges and agrees that RFC, subject to the terms of the Receivable Documents, has the right, but not the obligation, to approve the assumption of any Receivable purchased by RFC pursuant to this Agreement by a new Obligor, with or without releasing one or more of the original Obligors from liability thereunder, with or without notice to or consent of the Seller. Any such assumption will be at RFC's sole discretion and will not alter or diminish the recourse or repurchase provisions of this Agreement or any related guarantee, if applicable, unless such assumption is not commercially reasonable.

15. SURVIVAL. All of the Seller's representations, warranties, covenants or agreements contained herein or pursuant hereto shall survive any Closing Date and the execution and termination of this Agreement until all amounts owing under the Receivables purchased by RFC hereunder are paid in full. Notwithstanding the foregoing, the representations, warranties and indemnities regarding environmental matters and compliance with Environmental Laws set forth in PARAGRAPH 7(N) and 9(H) hereof shall survive indefinitely. All of RFC's rights and privileges contained herein shall continue until all Receivables purchased by RFC from the Seller have been paid in full.

16. INTENTION AS TRUE SALE. It is the express intention of the parties hereto that the sale and purchase of Receivables pursuant to this Agreement is to absolutely be categorized as a true sale of such Receivables rather than a conveyance as security for the repayment of indebtedness. However, to the extent that the transfers described herein are subsequently determined or found not to be a sale under applicable law, it is fully and completely intended that, to secure repayment of a debt in an amount equal to all payments made or to be made by RFC to the Seller pursuant to this Agreement, plus all payments of interest on the Receivables purchased by RFC due after the applicable Cut-Off Date, the

Seller does hereby grant to RFC and shall be deemed to have granted to RFC a first priority security interest in (a) all of the Seller's right, title and interest in, to and under such Receivables, including without limitation all payments of interest and principal related to periods subsequent to the applicable Cut-Off Date, (b) all of the Seller's right, title and interest in, to and under the Receivables Documents related to such Receivables, if any, which are being conveyed and assigned to RFC by the Seller, (c) all of the Seller's servicing records as they relate to such Receivables which are contemporaneously being delivered to RFC by the Seller, (d) all other property rights of whatever nature being conveyed by the Seller to RFC hereunder, and (e) any interest on or other proceeds from the foregoing and all replacements and substitutions associated with the foregoing.

17. NO THIRD-PARTY BENEFICIARY. Notwithstanding anything to the contrary contained herein, the parties hereto hereby expressly acknowledge and agree that the terms and provisions set forth in this Agreement are intended to inure solely to the benefit of the parties hereto and their respective successors and assigns.

18. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the related Purchase Documents contain the entire agreement between the parties concerning the sale and purchase of Receivables hereunder and merge and extinguish all prior agreements, understandings and negotiations, and no amendments or modifications hereof shall be valid unless they are in writing and signed by all of the parties hereto.

19. ASSIGNMENT; BINDING EFFECT. This Agreement and the related Purchase Documents along with the Receivables purchased by RFC hereunder may be assigned or sold by RFC to any third party after the Closing Date. The Seller may not assign its interest in, or the obligations under this Agreement except with the written consent of RFC. Any assignment without such approval shall be null and void and shall authorize RFC to exercise all of its rights and remedies hereunder. Subject to the foregoing, all of the terms, covenants, conditions, representations and warranties hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the Seller and RFC.

20. MATERIALITY. All covenants, agreements, representations and warranties made herein and in the other Purchase Documents shall be deemed to have been material and relied on by RFC and shall survive the execution and delivery of this Agreement.

21. INTERPRETATION. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. All paragraph headings are for convenience only and do not define or limit any terms or provisions. The invalidity or unenforceability of any one or more provisions of this Agreement will in no way affect any other term or provision. This Agreement shall not be construed more strictly against any one party than against any other party, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that all of the parties hereto and their respective counsel have contributed substantially and materially to the preparation of this Agreement.

22. CHOICE OF LAW. This Agreement and the transactions contemplated hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the choice-of-law provisions thereof.

23. WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, COUNTERCLAIM OR OTHER LITIGATION OR OTHER PROCEEDING RELATING TO OR ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER. THE SELLER COVENANTS AND AGREES NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION, SUIT, COUNTERCLAIM OR OTHER LITIGATION OR PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER PURCHASE DOCUMENTS, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE WESTERN DISTRICT OF MASSACHUSETTS, AND ANY APPELLATE COURTS FROM ANY THEREOF, (ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD THE SAME, (iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SELLER AT ITS ADDRESS SET FORTH BELOW AND (iv) AGREES NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF RFC TO SUE IN ANY OTHER JURISDICTION.

24.  MULTIPLE   COUNTERPARTS.   This  Agreement  may  be  executed  in  multiple
counterparts, each of which, when read collectively, shall constitute a single document.

25. FURTHER ASSURANCES. The Seller will from time to time, at the Seller's expense and in such manner and form as RFC may reasonably require, promptly execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action necessary or desirable, or that RFC may request, in order to create, preserve, perfect or validate any security interest, or to enable RFC to exercise and enforce its rights hereunder or better to assure and confirm unto RFC its rights, powers and remedies. The Seller additionally agrees to do such further reasonable acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as RFC may at any time reasonably request in connection with the administration or enforcement of this Agreement or to better to assure and confirm unto RFC its rights, powers and remedies hereunder.

26. CUMULATIVE RIGHTS AND REMEDIES. All remedies afforded to RFC by reason of this Agreement are separate and cumulative remedies and it is agreed that no one of such remedies shall be deemed to be in exclusion of any other remedies available to RFC and shall not in any manner limit or prejudice any other legal or equitable remedies which RFC may have. The rights, powers and remedies given to RFC by this Agreement shall be in addition to all rights, powers and remedies given to RFC by virtue of any statue or rule of law and all such rights, powers and remedies are cumulative and not alternative, and may be exercised and enforced successively or concurrently. Any forbearance or failure or delay by RFC in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof, and every right, power and remedy of RFC hereunder shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by RFC.

27. SEVERABILITY. Any provision of this Agreement which is prohibited, deemed invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remaining provisions hereof, and any such prohibition, invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

28. HEADINGS. Section headings used herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.



                      LEISURE HOMES CORPORATION


                      By:             ______________________________
                      Name/Title:     ______________________________
                      Address:

                      RESORT FINANCE CRPORATION


                      By:     __________________________________
                              Tom Perrott, its Vice President

STATE OF          NEVADA   )
                           )       :ss.
COUNTY OF CLARK            )

     I  certify  that  on  January  ___,   2003   _________________________   as
______________________of Leisure Homes Corporation personally appeared before me and acknowledged under oath to my satisfaction s/he is the person who signed above as ______________________ on behalf of Leisure Homes Corporation.


[NOTARIAL SEAL                              Notary Public in and for said State
    REQUIRED]

                                              -------------------------------
                                              Notary Public
                                              My commission expires:  _______

                                    EXHIBIT A
                              Listing of Properties

                                    EXHIBIT B
                                  List of Forms

                                    EXHIBIT C
                             Form of title Policies

                                    EXHIBIT D
          Listing of Specific Documents with Respect to Each Receivable

                                    EXHIBIT E
                               Existing Litigation

                                    EXHIBIT F
                 Listing of Indebtedness and Defaults Thereunder

                                    EXHIBIT G

      Listing of Financial Statements and Information to be Provided To RFC